Exhibit 15.3

[Letterhead of Thayer O’Neal Company, LLC]

July 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the information required by Item 16F of Form 20-F dated July 20, 2021 of Skillful Craftsman Education Technology Limited for the event that occurred on April 21, 2021 and have the following comments:

1.	We agree with the statements made in the paragraphs under the section “Item 16F. Change in Registrant’s Certifying Accountant” in so far as they relate to our Firm.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Sugar Land, Texas,

July 20, 2021